Filed pursuant to Rule 424(b)(3)
Registration No. 333-151532

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
SUPPLEMENT NO. 3 DATED NOVEMBER 7, 2011
TO PROSPECTUS DATED MAY 2, 2011

This prospectus supplement (“Supplement No. 3”) is part of the prospectus of Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company,” “we” or “us”) dated May 2, 2011 (the “Prospectus”), as supplemented by Supplement No. 2, dated September 8, 2011 (“Supplement No. 2”). This Supplement No. 3 should be read in conjunction with the Prospectus and Supplement No. 2. This Supplement No. 3 forms a part of, and must be accompanied by, the Prospectus, as supplemented by Supplement No. 2.

The purpose of this Supplement No. 3 is to disclose that on November 4, 2011, we filed a registration statement on Form S-11 with the U.S. Securities and Exchange Commission (the “SEC”) to register 22,500,000 shares of common stock (exclusive of shares to be sold pursuant to our distribution reinvestment program) at a price of $10.00 per share (subject to certain volume discounts as set forth in the prospectus), for aggregate gross offering proceeds of $225,000,000 pursuant to a follow-on offering to our initial public offering. We commenced our initial public offering of $510 million in shares of common stock at a price of $10.00 per share in February 2009. Our initial public offering was originally set to expire on February 17, 2012, three years after its effective date. However, as permitted by Rule 415 under the Securities Act of 1933, as amended, we will now continue our initial public offering until the earlier of August 15, 2012 or the date the SEC declares the registration statement for the follow-on offering effective.